Exhibit 10.3

LACLEDE GAS COMPANY
Incentive Compensation Plan
(Amended and Restated, Effective as of January 1, 2005)

I.           Establishment and Purposes

In order to give officers and managerial employees of the Company an increased incentive to outstanding performance, to reward such performance, and to attract and retain highly qualified persons as officers and for managerial positions, there was established the Laclede Gas Company Incentive Compensation Plan, which amounts earned and vested thereunder as of December 31, 2004 are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Plan”).  As a result of the enactment of Code Section 409A, the Company adopted as of the effective date hereof the Laclede Gas Company Incentive Compensation Plan II (“Plan II”), which governs benefits earned and vested on January 1, 2005 and thereafter.  Effective as of January 1, 2005, no additional Share Units shall be awarded under the Plan.

II.           Definitions

 The following terms, as used in this Plan, shall have the meaning set forth below:

              “Company”-- for the sake of clarity, the Laclede Gas Company

              “Employee”--an officer or managerial employee of the Company.

              “Laclede--The Laclede Group, Inc.1

              “Share Unit”--an incentive compensation unit.  No stock certificate will be issued for a Share Unit.
        No voting power resides in a Share Unit.

              “Dividend Equivalent”--an amount in cash equivalent to the cash dividend paid on each share of Laclede’s common stock.

              “Aggregate Annual Dividend Equivalent”--an amount computed, at the time of the award of a Share
        Unit, at the then current annual cash dividend rate on Laclede’s common stock.

              “Awardee”--an Employee awarded a Share Unit.

              “Spouse”--a spouse is that person who on the date of the Awardee’s death is lawfully married to the Awardee.

1           The Laclede Group is a result of a reorganization described in Amendment No. 1 to the Form S-4 of The Laclede Group, Inc. filed on December 14, 2000.

“Consolidated Retained Earnings”--consolidated retained earnings as stated in Laclede’s annual report to stockholders for the fiscal year next preceding the date of any calculation pursuant to Section VI hereof.

“Consolidated Earnings”--consolidated earnings (or loss) applicable to common stock as stated in Laclede’s annual report to stockholders for the fiscal year next preceding the date of any calculation hereunder, subject to any adjustments thereto pursuant to Paragraph VI hereof.

“Disability”--disability is when, based on competent medical evidence, the Awardee is unable, by reason of any medically determinable physical or mental impairment, to perform the duties required by Awardee’s job; and Awardee is unable to perform any other work available to Awardee within the Company, whether or not Awardee is eligible for any other Company disability program.

“Deferred Compensation”--an amount, allocable to each Share Unit outstanding at the end of a fiscal year, equal to the per common share net increase, or decrease in Consolidated retained Earnings for that fiscal year.  However, no Deferred Compensation Credits shall accrue on Share Units held by an Awardee after the fiscal year in which his employment has terminated due to retirement, disability, death or the election of the Awardee following a hostile Change in Control.

“Change of Control”--When any person, as such term is used in Sections 13(d) and 14(d)(2) of the Securities Act of 1934 becomes a beneficial owner, directly or indirectly, of Laclede’s securities representing more than fifty percent (50%) of the combined voting power of Laclede’s then outstanding securities, or when any such person becomes a beneficial owner, directly or indirectly, of at least thirty percent (30%) and no more than fifty percent (50%) of such securities and a majority of the outside members of Laclede’s Board of Directors decides that a de facto Change in Control has occurred.  Change in Control approved by a majority of the outside members of Laclede’s Board of Directors as constituted immediately prior to the Change in Control is hereinafter referred to as a friendly Change in Control and a Change in Control not approved by a majority of the outside members of Laclede’s Board of Directors as constituted immediately prior to the Change in Control is heretofore and hereinafter referred to as a hostile Change in Control.

III.         Eligibility

        No Awardee whose employment with the Company shall be terminated other than by retirement, disability, death or at his election following a hostile Change in Control or who shall engage in any business which is competitive with the public utility business of the Company shall be eligible to receive any payments under the Plan.  All Deferred Compensation accrued prior to such termination or such competitive activity shall be forfeited.

IV.         Administration

        The Compensation Committee of Laclede’s Board of Directors shall have authority to recommend to the Board from time to time the award of Share Units to selected Employees.  Upon such recommendation, the Board of Directors, exclusive of any Directors who are eligible to participate in the Plan, may award Share Units to any or all such Employees.  The Board of Directors shall otherwise administer the Plan in all respects, and any decision of the Board with respect to any question arising as to the Employees selected for awards, the amount and form of awards and interpretations of the Plan shall be final, conclusive, and binding.

V.         Payment of Dividend Equivalents

        When Laclede pays a cash dividend on its common stock, it shall, subject to the provisions of Section III., pay a Dividend Equivalent to each Awardee for each Share Unit held on the date of such payment.  Dividend Equivalents will be paid to each Awardee until his death. Upon the death of an Awardee leaving a Spouse surviving, Dividend Equivalents shall be paid to such Spouse for life.

        Notwithstanding the provisions of the final two sentences of the immediately preceding unnumbered paragraph of this Section V, with respect to awards made on or after January 26, 1995, an Awardee who later retires before attaining the age of 65 years (other than by reason of death or Disability, or following a hostile Change of Control) shall not be entitled to post-retirement Dividend Equivalents payable at any time after such Awardee’s retirement, unless the Awardee remains employed by the Company for at least the following respective periods (based on the Awardee’s age at the date of the award of the Share Units in question) subsequent to the date upon which the Share Units are awarded:

Age at Date of Award	Number of Years of Service Required Following the Date of Such Award

61 and older	2 years
t least 55, but less than 61	4 years
less than 55	5 years

VI.         Calculation and Payment of Deferred Compensation

        Each year, the Company shall, subject to the provisions of Section III., credit or debit the applicable Deferred Compensation amount to each Awardee for each Share Unit held during such year; provided that with regard to Share Units awarded on or after January 26, 1995 the Deferred Compensation amount reflecting the change in Consolidated Retained Earnings for the first fiscal year taken into account in computing the Deferred Compensation amount shall in no event be less than zero.  The calculation of Deferred Compensation shall be subject to the power of Laclede’s Board of Directors from time to time to (i) adjust the amount of Consolidated Retained Earnings to reflect events or transactions which have a significant relation to the efforts and performance of any or all Awardees, or (ii) exclude from the computation of Consolidated Retained Earnings all or any portion of Consolidated Earnings deemed to reflect events or transactions (including the effect of weather conditions) which have no significant relation to the efforts and performance of any or all Awardees.  The aggregate of the annual Deferred Compensation amounts, if any, credited to an Awardee shall accrue interest at a rate equal to the prime rate charged by US Bank National Association at the time such interest accrues, but only from and not before the date of retirement, disability, death or the election of the Awardee to terminate employment following a hostile Change in Control, and shall be payable in ten equal annual installments to the Awardee or, if he dies before all such payments have been made, to his surviving beneficiaries designated in writing, and filed with the Company, or if none, then to his estate.  Payments shall commence on the first day of the fifth month following the month in which the earlier of the Awardee’s retirement, disability, death or the election of the Awardee to terminate employment following a hostile Change in Control occurs.

        Notwithstanding any of the other provisions of this Section VI, with respect to awards made on or after January 26, 1995, an Awardee who later retires before attaining the age of 65 years (other than by reason of death or Disability, or following a hostile Change of Control) shall not be entitled to post-retirement Deferred Compensation payable at any time after such Awardee’s retirement, unless the Awardee remains employed by the Company for at least the following respective periods (based on the Awardee’s age at the date of the award of the Share Units in question) subsequent to the date upon which the Share Units are awarded.

Age at Date of Award	Number of Years of Service Required Following the Date of Such Award

61 and older	2 years
t least 55, but less than 61	4 years
less than 55	5 years

VII.        Adjustments

        In the event of any stock dividend or stock split, the Board of Directors shall increase proportionately each Awardee’s Share Units.  In the event of any combination of shares, reclassification of shares, or other similar change in capitalization, or any distribution other than cash dividends to holders of shares of Laclede common stock, the Board of Directors may make such adjustments, in the light of the change in distributions, as it deems equitable both to the Awardees and the Company, in the number of share Units outstanding and in the calculation of Deferred Compensation amounts.

VIII.       Nonassignability

        All Share Units awarded and all Dividend Equivalents and Deferred Compensation payable hereunder shall be nonassignable.  Neither any Share Unit awarded hereunder nor any Dividend Equivalents or Deferred Compensation amounts payable hereunder shall be subject to the debts or obligations of any person entitled thereto, nor, except as provided herein, may any Share Units or the proceeds therefrom, voluntarily or involuntarily, be transferred or assigned to, or availed of by, any person other than the Awardee.

IX.         Effective Date and Termination

        The Plan as amended and restated shall be effective as of January 1, 2005 although no further awards will be made under this Plan I on and after such date.  The Board of Directors shall have the right at any time and from time to time to discontinue and reinstate the Plan in whole or in part or amend the Plan provided that no share unit previously awarded nor any deferred compensation amount theretofore accrued shall be diminished or forfeited by any discontinuance, reinstatement, or amendment of the Plan except pursuant to the forfeiture provision in Section III.

X.          Limitations

        The Board of Directors shall not award, in any fiscal year, Share Units yielding Aggregate Annual Dividend Equivalents which would reduce Consolidated Earnings by more than ½%.  The Board of Directors also shall not award, in any fiscal year, Share Units yielding Aggregate Annual Dividend Equivalents which, with Aggregate Annual Dividend Equivalents on outstanding Share Units plus any Deferred Compensation payments made in the next preceding fiscal year, would reduce Consolidated Earnings by more than 2 ½%.  The Board of Directors shall not award to any Employee a number of Share Units which would cause the Aggregate Annual Dividend Equivalents on Share Units held by him to exceed 25% of his then current annual salary from the Company.

XI.        General

        Payments made to any Awardee shall constitute special incentive compensation and will not be taken into account in determining the amount of any pension under any pension or retirement plan of the Company and will not affect the amount of any life insurance coverage available to beneficiaries under any group life insurance plan of the Company.

XII.      Effect of Change in Control

(a)           In the event of any Change in Control, the regular quarterly Dividend Equivalent payments shall be continued to be made to each eligible Awardee until his death and thereafter to his surviving spouse, and each quarterly Dividend Equivalent payment shall be no less than the amount determined by applying the highest quarterly Dividend Rate applicable to the Company’s common stock during the twelve (12) months preceding such Change in Control, multiplied by not less than the number of Share Units each Awardee had immediately preceding such Change in Control.  If a Change in Control occurs, then the annual Deferred Compensation to be credited to each Awardee shall be no less than the per common share change in the Company’s Consolidated Retained Earnings during the lower of the last two (2) full fiscal years preceding such Change in Control applied to the number of the Awardee’s Share Units existing immediately before such Change in Control.

(b)           After any Change in Control an eligible Awardee who has elected to terminate his employment or a retired or disabled Awardee, or a surviving spouse of an Awardee, any of whom has elected in writing either: (i) within thirty days after the employee became an Awardee under the Plan, or (ii) by September 22, 1990, in the case of all Awardees who have received awards prior to August 23, 1990, to be paid his or her benefits in a lump sum following a Change in Control, shall be paid the present value of the future amounts due as Dividend Equivalent payments in a lump sum, based on his and his spouse’s life expectancy, or a surviving spouse’s life expectancy, as the case may be, utilizing the Pension Benefit Guaranty Corporation rate and the Pension Benefit Guaranty Corporation Mortality Tables existing at the time of such election, and/or, in the case of Deferred Compensation, to receive the full amount due undiscounted but with interest as heretofore provided to the date of payment.

XIII.     Miscellaneous

(a)           The Plan shall be unfunded and payments hereunder shall be made solely from the general assets of the Company.  To the extent any person acquires the right to receive payments hereunder, such right shall be no greater than that of an unsecured general creditor of the Company.  Notwithstanding the foregoing, the Company may contribute to the Trust Fund established under the Trust Agreement entered into as of the 7th day of December, 1989, between the Company and Boatmen’s Trust Company and payments under the Plan may be made from said Trust Fund.

(b)           No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, or encumbrance, and any attempt to anticipate, alienate, sell, assign, pledge or encumber the same shall be void.

(c)           Notwithstanding anything herein to the contrary, to the extent, if any, that any payment or distribution of any portion of the benefit described above (together with any other benefit under any other plan, policy or arrangement) would trigger any adverse tax consequences under Section 280G of the Code, or Section 4999 of said Code, such as loss of deductions to the Company, or the payment of an additional excise tax by the Awardee, or both, then the benefit hereunder (and to the extent necessary, under any other plan, policy, or arrangement providing for “parachute payments” as defined under Code Section 280G) shall be reduced (on a pro rata basis for all such plans, policies, or arrangements) to $1 less than that extent, and to no greater extent.  Parachute payments and/or any cutback amount and any other determination with respect to Code Section 280G shall be determined by the Company in good faith.

DESIGNATION OF BENEFICIARY FOR CERTAIN BENEFITS UNDER

THE LACLEDE GAS COMPANY INCENTIVE COMPENSATION PLAN

I hereby designate that my primary beneficiary under the Incentive Compensation Plan for any "Deferred
Compensation" amounts payable after my death shall be:

In the event my primary beneficiary is not alive at the time of my death or, in the case of a trust, has been terminated, then the remaining "Deferred Compensation" benefits payable under the Plan shall be paid to:

I understand that the Incentive Compensation Plan does not allow me to designate a beneficiary for “Dividend Equivalents” but that they will be paid to my spouse, if my spouse survives me, for my spouse’s life.

Date: